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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934

Check the appropriate box:

| |  Preliminary information statement

|_| Confidential, for use of the Commission Only ((as permitted by Rule 14a-6(e)(2))

|X|  Definitive information statement


                             WAVE POWER.NET, INC.
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable

(2) Aggregate number of securities to which transaction applies: Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)  Proposed maximum aggregate value of transaction: Not applicable

(5)  Total fee paid: Not applicable

|_|   Fee paid previously with preliminary materials: Not applicable

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid: Not applicable
(2)  Form Schedule or Registration Statement No.: Not applicable
(3)  Filing Party: Not applicable
(4)  Date Filed: Not applicable



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                             NOTICE TO SHAREHOLDERS

                                      OF

                              WAVE POWER.NET, INC.


To the Stockholders of WAVE POWER.NET, INC.:

     On February 20, 2002, we presented you with the following proposed resolutions:

          1. To vote in favor or entering into an Agreement and Plan of Reorganization with 3 Strikes (USA), Inc., a New York corporation; and

          2. To amend Wave Power's Articles of Incorporation in order to change its name from "Wave Power.Net, Inc." to "Insta-Win, Ltd."; and

          3. To authorize a reverse split of the outstanding common stock of Wave Power so that, after the effective date of the reverse split, there will be one (1) share of common stock outstanding for every five (5) shares of common stock outstanding prior to the effective date of the reverse stock split.

     Because of the time constraints in completing the Agreement and Plan of Reorganization with 3 Strikes (USA), Inc., effective this 19th day of April, 2002, the parties have mutually agreed to rescind the conditional Agreement and Plan of Reorganization thereby returning the parties to their pre-agreement status quo and releasing each from any further obligations and indemnifying each for any resulting liabilities.

     By order of the Board of Directors,


            /s/ Brian Fisher
           ___________________________
           Brian Fisher, President, Secretary
           and sole Director